RELEASE AND SEPARATION AGREEMENT
I, Marshall Beard (the “Employee”), in consideration of and subject to the performance by Company (together with its subsidiaries, the “Company”), of its obligations under Executive Employment Agreement by and between Marshall Beard and the Company, dated August 14, 2025 (the “Employment Agreement”) and the Gemini Space Station Senior Executive Severance Plan (the “Plan”), as modified by this Release and Separation Agreement (the “Agreement”) do hereby release and forever discharge as of the date hereof the Company, the Employer and their respective Subsidiaries and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Employment Agreement and Plan.
1.Separation Date. The Employee’s employment or service with the Company and the Employer terminated as of February 20, 2026, and the Employee hereby resigns from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). The Employee understands that any payments or benefits paid or granted to the Employee under this Agreement or the Plan represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which the Employee was already entitled. The Employee understands and agrees that the Employee will not receive certain of the payments and benefits specified under this Agreement or the Plan unless the Employee executes this General Release and does not revoke this General Release within the time period permitted hereafter.
2.Severance Benefits. The Employee and the Company agree that the first row of the Severance Benefits Table in Exhibit A of the Plan is hereby amended as follows:

Type of Severance	Cash Severance	Equity Vesting Acceleration*	Healthcare Continuation Benefit
Non-CIC Severance Benefits
An amount equal to $393,210, payable in substantially equal monthly installments over a period of three (3) months from the date hereof in accordance with the Company’s normal payroll practices (the “Non-CIC Severance Period”).

Upon approval of the Company’s Compensation Committee, the following equity awards shall immediately become vested in the amounts below:
●Grant 3365: 112,996 shares
●Grant 8059: 1,458 shares
●Grant 8810: 95,620 shares
Reimbursement of Employee’s COBRA payment of $2,520.87 per month for the Non-CIC Severance Period, for a total of $7,562.61.

For the avoidance of doubt, the Employee acknowledges and agrees that the Severance Benefits described in this Section 2 are the exclusive benefits that the Employee is entitled to under the Plan.
3.Consideration for Release. The Employee understands and agrees that such payments and benefits are subject to Section 7 of the Employment Agreement and compliance with the terms of the Plan, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
4.Release.
a.Except as provided in Section 4(b) below, the Employee knowingly and voluntarily (for the Employee’s self, the Employee’s heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which the Employee, the Employee’s spouse, or any of the Employee’s heirs, executors, administrators or assigns, may have, which arise out of or are connected with the Employee’s employment with, or the Employee’s separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; the New York State Human Rights Law; the New York State Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York Workers’ Compensation Law; the New York State Civil Rights Law; the New York State Corrections Law; the New York City Earned Safe and Sick Time Act or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
b.Notwithstanding the foregoing, nothing contained in this general release shall in any way diminish or impair: (i) the Employee’s right to enforce this General Release; (ii) rights under this General Release; (iii) any Claims the Employee may have that cannot be waived under applicable law, such as Claims for unemployment benefits, workers compensation and disability benefits; (iv) the Employee’s right to challenge the validity of the waiver of age discrimination claims under the ADEA; (v) any rights to indemnification which Employee might have as a result of the Employee’s employment with the Company; (vi) any rights Employee may have to vested benefits under employee benefit plans; or (v) .
c.The Employee represents that he has never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Released Parties. Except as otherwise provided in Section 4(b) of this Agreement, the Employee further agrees not to directly or indirectly commence, file, or in any way pursue, or cause or assist any person or entity to commence, file, or pursue, any lawsuit or arbitration against any of the Releasees in the future. The Employee represents that the Employee has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 4(a) above. For avoidance of doubt, nothing in this Agreement, any other agreement between the Parties, or any Company policy shall prevent the Employee from filing a charge with the Securities and Exchange Commission (the “SEC”), the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or any other government agency or participating in any SEC, EEOC, NLRB, or other agency investigation.
5.No Admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Employee or the Released Parties. Neither this General Release nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this General Release.

6.Knowing and Voluntary Agreement; Effectiveness. The Company advises the Employee to consult with an attorney of the Employee’s choosing prior to executing this General Release. The Employee represents that the Employee has had the opportunity to review this Release and, specifically, the general release of claims set forth in Section 4 of this General Release, with an attorney of the Employee’s choice. The Employee also agrees and acknowledges that the Employee is receiving benefits and payments to which the Employee would not otherwise be entitled unless the Employee executes this General Release and does not timely revoke the Employee’s consent to this General Release, that the Employee has voluntarily consented to this General Release, and that Employee has entered into this General Release freely, knowingly and voluntarily.

7.Review.

a.The Employee acknowledges and agrees that Employee has (i) carefully read and understand the terms and effects of this General Release, (ii) been advised by the Company to consult with an attorney prior to executing and re-executing this General Release, (iii) executed this General Release knowingly, voluntarily and of the Employee’s own free will in exchange for good and valuable consideration to which the Employee is not otherwise entitled, and (iv) the Employee has the full power, capacity and authority to enter into this General Release.

b.The Employee acknowledges and agrees that the Employee received a copy of this Release on March 29, 2026 and Employee has seven (7) days following the Employee’s receipt of this General Release to consider the terms of this General Release, and sign and return this General Release; provided, however, the Employee may sign and return this General Release before the expiration of the seven (7)-day consideration period. In the event that the Employee executes and returns this General Release before the expiration of the seven (7)-day consideration period, the Employee acknowledges that such decision was entirely voluntary and that the Employee had the opportunity to consider the General Release for the entire seven (7)-day consideration period.

8.Return of Property. The Employee must immediately return to the Company all property of the Company in Employee’s possession, custody or control, including documents and materials, that contain non-public, confidential or proprietary information.

9.Titles and Headings. Titles and headings to sections, subsections and sub-subsections of this General Release are for the purposes of reference only and shall not affect the interpretation of this General Release.

10.Counterparts. This General Release may be executed in counterparts, and each counterpart, when so executed and delivered, shall be deemed to be an original and both counterparts, taken together, shall constitute one and the same General Release. A faxed or pdf-ed signature shall operate the same as an original signature.

11.Assignment. This General Release may not be assigned by the Employee. This General Release shall be assignable by the Company, in whole or in part, and will inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company.

12.Modification; Severability. In the event that a court of competent jurisdiction shall determine that any provision of this General Release or the application thereof is unenforceable in whole or in part because of the scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that the General Release in its reduced form shall be valid and enforceable to the full extent permitted by law. The provisions of this General Release are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

13.Governing Law. This General Release will be governed by and construed in accordance with the laws of New York, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.

14.No Oral Modifications. This General Release may not be changed or modified except by an agreement in writing, signed by the parties hereto.

15.Continuing Obligations. The Employee acknowledges that the Employee’s obligations to the Company that survive the termination of the Employment Agreement pursuant to Section 9(h) thereof, including without limitation Section 7 of the Employment Agreement remain in full force and effect remain in full force and effect and are incorporated by reference as if set forth herein.

16.Entire Agreement. This General Release constitutes the entire agreement between Employee and any of the Released Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, arrangements or agreements relating thereto. The Employee represents that in executing this Release, Employee has not relied on any representation or statement not set forth herein. No amendment or modification of this General Release shall be valid or binding on the parties unless in writing and signed by both parties.

IN WITNESS WHEREOF, this General Release is executed by the Employee and the Company on the below written date(s).

By: Marshall Beard /s/ Marshall Beard Marshall Beard Dated: 29 March 2026	By: Gemini Space Station, Inc. /s/ Cameron Winklevoss Cameron Winklevoss President Dated: 29 March 2026
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